Exhibit 99.1

    Alan Rothenberg Elected to California Pizza Kitchen's Board of Directors

     LOS ANGELES--(BUSINESS WIRE)--April 7, 2006--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that Alan Rothenberg, a business leader in the legal, financial and sports industries, has joined its Board of Directors.
     Mr. Rothenberg is Chairman of 1st Century Bank, a Los Angeles based commercial bank. He is also President of the Los Angeles Board of Airport Commissioners and is Chairman of Premier Partnerships, a sports and entertainment marketing and consulting firm with offices in New York and Los Angeles. Mr. Rothenberg is a former partner at Latham & Watkins, LLP, one of the world's largest law firms and was also a founding managing partner of Manatt, Phelps, Rothenberg and Phillips, a Los Angeles law firm specializing in business and commercial litigation.
     In addition to his business activities, Alan Rothenberg is known internationally for his involvement in soccer. His credits include serving as Chairman and CEO of World Cup USA in 1994, which became the most successful event in FIFA history. He is also past president of the United States Soccer Federation.
     Co-CEO and co-Chairman of the Board of Directors, Rick Rosenfield, stated, "Alan's extensive knowledge, experience and success as a leader across several industries make him a very valuable addition to our already distinguished Board."
     Prominent in both business and civic realms, Rothenberg serves on several boards, including Arden Realty, Inc., Zenith National Corporation, Major League Soccer and the Los Angeles Convention and Visitors Bureau.

     California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The company's full-service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. Of the chain's 190 restaurants, 159 are company-owned and 31 operate under franchise or license agreements. One of the company-owned concepts included in this total is LA Food Show, which currently has one location in Manhattan Beach, California. The company also has a licensing arrangement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas. Children who dine at California Pizza Kitchen choose from an extensive menu, recently named "The Best Kids Menu in America" by Restaurant Hospitality Magazine. For more details, visit www.cpk.com.


     CONTACT: California Pizza Kitchen, Inc.
              Sarah Grover (media) or Sue Collyns (investors)
              310-342-5000